UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 9, 2014

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2811 Cahuenga Blvd West Los Angeles, CA	90068
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 472-5461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

The disclosure in Item 5.02(c) below entitled “William Stone Appointment” is incorporated herein by reference.

(c)

William Stone Appointment

On September 9, 2014, Mandalay Digital Group, Inc. (the “Company”) and William Stone, 46, entered into an employment agreement (the "Stone Agreement") pursuant to which Mr. Stone, currently the President and Chief Operating Officer of the Company and the President of the Company’s wholly-owned subsidiary, Digital Turbine, Inc., will become the Chief Executive Officer of the Company not later than October 2, 2014 (the “Transition Date”), with the specific date to be determined by the Company’s Compensation Committee.

Peter Adderton is the Company’s current Chief Executive Officer. Pursuant to his existing employment agreement with the Company, Mr. Adderton’s role as Chief Executive Officer can, at the election of the Company’s Board of Directors (the “Board”), be changed from the Chief Executive Officer to the Company’s Chief Innovation Officer at any time after October 1, 2014.

Subject to the discretion of the Nominating Committee of the Board, Mr. Stone will be appointed to the Board on the Transition Date and will be nominated for re-election at each annual stockholder meeting that occurs during the term of the Stone Agreement.

The Stone Agreement has a term of two years, and Mr. Stone will receive a salary of $500,000 per year, a one-time $100,000 signing bonus and performance bonus opportunities as follows:

•	A pro-rated bonus under his prior employment agreement for the current fiscal year through the Transition Date.
•	For each of (1) the period from the Transition Date through the end of the current fiscal year (the “Stub Period”), (2) the next fiscal year and (3) the year following the next fiscal year through the end of the term of the Stone Agreement, Mr. Stone shall be eligible to receive an annual incentive bonus of up to 150% of his salary for that period subject to satisfaction of certain performance-related milestones specified in the Stone Agreement. The milestones for the Stub Period are based on the Company’s achievement of Stub Year Revenue and Adjusted EBITDA targets and the milestones for the Year 1 and Year 2 Periods are based on the Company’s achievement of non-GAAP measures of consolidated Company earnings such as EBITDA or adjusted EBITDA, as further specified in the Stone Agreement.

In connection with entering into the Stone Agreement, the vesting (but not the exercise price) of the 200,000 options granted to Mr. Stone on July 8, 2014 was adjusted so that 50,000 options shall vest on the one-year anniversary of the original grant date (i.e., July 8, 2015), 150,000 options shall vest on a monthly basis over the 3 years following such first anniversary, and all such unvested options granted shall vest immediately upon a Change of Control of the Company as such term is defined in the Stone Agreement. In addition, on the effective date of the Stone Agreement, Mr. Stone received a grant of a new stock option to purchase 50,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on September 10, 2014 under the Company’s equity incentive plan, which shall vest as follows: 12,400 options shall vest on the one-year anniversary of the grant date, 37,500 options shall vest on a monthly basis over the 3 years following the first anniversary of the grant date, and all unvested options shall vest immediately upon a Change of Control.

The foregoing description of the Stone Agreement does not purport to be complete and is qualified in its entirety by reference to the Stone Agreement, a copy of which is appended hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Stone has served as the President and Chief Operating Officer of the Company since November 2013. From August 2012 to November 2013, Mr. Stone served as the Chief Executive Officer of the Company’s wholly owned subsidiary, Digital Turbine, Inc. Mr. Stone was previously Senior Vice President of QUALCOMM Inc. and President of its subsidiary FLO TV Inc. from 2009 to 2011. Prior to Qualcomm, Stone was the CEO and President of the smartphone application storefront provider, Handango, (acquired by Appia Inc.) from 2007 to 2009. Mr. Stone has extensive global experience in wireless technology, mobile content, marketing and distribution, having held executive positions at several operators such as Verizon, Vodafone, and AirTouch. Mr. Stone has a BA and MBA from Rice University.

Kirstie Brown Appointment

On September 12, 2014, the Board appointed Kirstie Brown, 38, as the Company’s principal accounting officer. Ms. Brown is presently the Executive Vice President of Global Finance & Operations of the Company’s subsidiary, Digital Turbine, Inc., and the Chief Financial Officer of the Company’s subsidiary, Digital Turbine Asia Pacific Pty Ltd, and will continue in those capacities. Lisa Lucero, the former principal accounting officer, remains the Company’s controller.

Prior to being appointed to her current positions in 2012, Ms. Brown served as Chief Financial Officer and Secretary of Mirror Image Access (Australia) Pty Ltd (“MIA”) and of the Mirror Image International Group, a group comprised of five of MIA’s subsidiaries in the United States, United Kingdom and Singapore, from 2005 to 2012. Ms. Brown presently serves on the Board of five of the Company’s subsidiaries comprising the Digital Turbine Asia Pacific Group: Digital Turbine Holdings Pty Ltd, Digital Turbine Asia Pacific Pty Ltd, Digital Turbine Technology (IP) Pty Ltd, Digital Turbine IP Pty Ltd, and Digital Turbine Singapore Pty Ltd.

(d)

The disclosure in Item 5.02(c) above entitled “William Stone Appointment” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement, effective September 9, 2014 between the Company and William Stone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: September 14, 2014	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective September 9, 2014 between the Company and William Stone.